UNITED STATES

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iSatori, Inc.

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On May 19, 2015, Fit Life Brands, Inc. issued the attached press release.

FitLife Brands, Inc. & iSatori, Inc. Agree to Merger

Strategic combination will create a formidable company with multiple premium supplement brands

OMAHA, NE – (BUSINESS WIRE) – May 19, 2015 — FitLife Brands, Inc. (“FitLife”) (OTCBB: FTLF) and iSatori Inc. (“iSatori”) (OTCBB: IFIT) , jointly announced today that they have entered into a definitive agreement and plan of merger and reorganization (“Agreement”) whereby FitLife Brands will acquire all of the outstanding shares of iSatori, Inc. in an all-stock transaction.  Under the terms of the Agreement, which has been approved by the boards of directors of both companies, FitLife will issue to shareholders of iSatori 0.3 shares of FitLife common stock in exchange for each share of iSatori common stock issued and outstanding, or approximately 4,000,000 shares, such that upon closing of the transaction FitLife and iSatori shareholders will own 67.6% and 32.4% of the combined company, respectively.

“We are excited about the opportunity to merge with iSatori, in what we believe is a great strategic fit for both companies,” said John Wilson, CEO of FitLife Brands.  “In iSatori, we have a company that fits all four of our stated M&A criteria: an established retail brand with a great reputation and solid revenue base; a strong management team with deep industry knowledge and experience; incremental distribution channels; and patent-pending intellectual property.  The merger will create a leading combined company that will benefit greatly from increased economies of scale and scope.”

The transaction, which is subject to customary closing conditions and a vote by iSatori shareholders, is expected to close during the third or fourth quarter of 2015. Upon closing of the transaction, iSatori will become a wholly-owned subsidiary of FitLife.  Stephen Adele, iSatori’s current Chief Executive Officer, will join the senior management team of FitLife as its Chief Innovation Officer and otherwise remain Chief Executive Officer of iSatori.  John Wilson will remain Chief Executive Officer of FitLife.

Stephen Adele, Chief Executive Officer of iSatori, Inc., said, “On behalf of myself and the iSatori team, we are looking forward to joining forces with FitLife.  We share a common set of values and commitment to providing authentic and differentiated nutritional supplements.  With greater access to distribution, growth capital, and professional brand management, the combined companies will be much better positioned to grow and capture market share than as two independent organizations.  At the same time, the merger provides significant incremental benefit to our customers, employees, and shareholders.”

About FitLife Brands

FitLife Brands is a marketer and manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. FitLife markets over 60 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

About iSatori, Inc.

iSatori is a consumer products firm that develops and sells scientifically engineered nutritional products through online marketing, Fortune 500 retailers, and thousands of retail stores around the world. The Company is headquartered in Golden, Colorado, and its common stock trades on the OTCQB under the symbol "IFIT." More information about the Company is available at www.isatori.com.

Forward-Looking Statement

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to of the Company to continue to grow revenue; and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in The Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

Three Part Advisors, LLC

David Mossberg, 817-310-0051

Jeff Elliott 972-423-7070